EXHIBIT 99.1

Callon Petroleum Announces Agreement with Lone Star Value and Appointment of Two New Independent Directors

Natchez, MS (March 10, 2014) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced that it has reached an agreement with Lone Star Value Management, LLC (“Lone Star Value”). Pursuant to the agreement, Callon has agreed to expand the size of the Company’s Board of Directors (the “Board”) from six to eight directors and to designate two new independent directors - Matthew Regis Bob, Managing Member of MB Exploration, and James M. Trimble, Chief Executive Officer and President of PDC Energy - to fill the newly-created directorships, effective March 14, 2014. Messrs. Bob and Trimble are expected to bring valuable additional experience in the oil and gas industry, having served as executive leaders at other independent energy companies with onshore assets.

The Company also announced its slate of director nominees who will stand for election to the Board at the Company’s 2014 Annual Meeting of Shareholders. The slate is comprised of incumbent director Anthony J. Nocchiero, who has served on Callon’s Board since 2011 and is Chairman of the Nominating & Corporate Governance Committee, as well as Messrs. Bob and Trimble. Currently all independent directors serve on all Board committees.

Fred Callon, Chairman and CEO, said, “Callon has long benefited from a strong Board that comprises industry leaders who have diverse expertise relevant to Callon’s strategies for growth and value creation. We look forward to additional contributions from Matt and Jim. We are pleased with the progress we are making as we continue to execute on the next phase of our growth strategy as a pure-play, onshore operator in the Permian Basin.”

“Callon has a premier asset portfolio with bright prospects for continued growth and value creation. I believe that the announced changes to Callon’s board composition will reduce the valuation discount of Callon’s stock and add additional expertise,” said Jeffrey E. Eberwein, founder and Chief Executive Officer of Lone Star Value.

Pursuant to its agreement with Callon, Lone Star Value has agreed to certain customary standstill and voting provisions. The agreement will be filed on a Form 8-K with the Securities and Exchange Commission.

Separately, Callon announced that Bobby F. Weatherly, Chief Financial Officer and Executive Vice President, has informed the Board of his decision not to stand for reelection at this year’s Annual Meeting. Mr. Callon said, “On behalf of the entire Board, I want to thank Bob for his tremendous contributions and dedication to Callon’s Board over the past 20 years. We are delighted that we can continue to count on his expertise and guidance as a member of Callon’s management team.”

About Anthony J. Nocchiero
Anthony J. Nocchiero held the position of senior vice president and Chief Financial Officer for CF Industries, Inc. from April 2007 until September 2010. From July 2005 until March 2007, he was the vice president and Chief Financial Officer for Merisant Worldwide, Inc. From January 2002 to July 2005, Mr. Nocchiero was self-employed as an advisor and private consultant. From January 1999 until December 2001, Mr. Nocchiero served as vice president and Chief Financial Officer of BP Chemicals, the global petrochemical business of BP p.l.c. Prior to that, he spent twenty-four years with Amoco Corporation in various financial and management positions, including service as Amoco’s vice president and controller from April 1998 to January 1999. Mr. Nocchiero holds a B.S. degree in chemical engineering from Washington University in St. Louis and an M.B.A. degree from the Kellogg Graduate School of Management at Northwestern University. Mr. Nocchiero has previous experience serving as a member of the board of directors of various public and private companies including Terra Nitrogen LP, Keytrade AG, Vysis Corporation and the Chicago Chamber of Commerce.

About Matthew Regis Bob
Matthew Regis Bob is the founder and Managing Member of MB Exploration and affiliated companies. Prior to forming MB Exploration in 1994, Mr. Bob was Chief Geophysicist at Pitts Oil Company. He began his career at Union Oil Company of California where he held various geological positions. He is a member of the American Association of Petroleum Geologists, the Society of Exploration Geophysicists and the Dallas Petroleum Club, and is a registered Geoscientist in the States of Texas, Mississippi and Louisiana. He holds a B.A. in Geology from St. Louis University, an M.S. in Geology from Memphis University, and is a graduate of Harvard University’s Executive Management Program.

About James M. Trimble
James M. Trimble has served as CEO and President of PDC Energy, Inc. (NASDAQ: PDCE) since 2011 and a member of its Board of Directors since 2009. Previously, Mr. Trimble held senior management positions at both public and private independent oil and gas companies, including CEO of Grand Gulf Energy Company LLC, Elysium Energy and TexCal Energy. He also served as Senior Vice President of Exploration and Production for Cabot Oil and Gas Corporation (NYSE: COG) for 17 years. Mr. Trimble currently serves on the Board of Directors of Seisgen Exploration, a small exploration and production company in southern Texas, and formerly served on the Board of Directors of Blue Dolphin Energy. Mr. Trimble is a Register Professional Engineer and graduated from Mississippi State University with a degree in Petroleum Engineering.

About Callon Petroleum
Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.
This news release is posted on the Company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News Releases” link on the top of the homepage.

Cautionary Statement Regarding Forward Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding the implementation of the Company’s business plans and strategy, as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the risks discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

For further information contact
Investors:
Joe Gatto
Callon Petroleum
800-451-1294
Media:
Andrew Siegel / James Golden
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449